Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

INVESTools Inc.

We consent to the incorporation by reference in the registration statement (Registration No. 333-118330) on Form S-8 of INVESTools Inc. of our report dated March 31, 2005, with respect to the consolidated balance sheets of INVESTools Inc. and its subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ (deficit)/equity, comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2004, Annual Report on Form 10-K of INVESTools Inc.

Our report refers to the adoption of Statement of Financial Accountancy Standards No. 123, Accounting for Stock Based Compensation, on January 1, 2003, and the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets on January 1, 2002. Our report dated March 31, 2005, contains an explanatory paragraph that states that the consolidated balance sheet as of December 31, 2003, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2003, have been restated.  Additionally, the accompanying financial statement schedule as of December 31, 2003, and for each of the years in the two-year period ended December 31, 2003, has been restated.

/s/ KPMG LLP
KPMG LLP
Salt Lake City, Utah
March 31, 2005